UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §§ 240.14a-12

KOREA EQUITY FUND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Korea Equity Fund, Inc.
2 World Financial Center, Building B
New York, N.Y.  10281

August 17, 2010

Dear Korea Equity Fund Shareholder,

Enclosed is an important amended notice and supplement to the Fund’s Proxy Statement indicating that the date for the Fund’s Annual Meeting of Shareholders has been changed to Wednesday, September 15, 2010.  The meeting will be held at 9:00 a.m.

As discussed in the attached notice and supplement, the Fund’s Board of Directors has determined to enhance the terms of the Fund’s Discount Management Plan.  Under the new Plan, the Fund intends to commence a tender offer for up to 20% of its outstanding shares.  The terms and timing of the tender offer will be announced on a date subsequent to the date of the Annual Meeting of Shareholders.  In addition, following the completion of the initial tender offer, the Board of Directors will annually consider whether to make an additional tender offer.

We appreciate your support of the Fund.  If you have not submitted a WHITE proxy card, please do so now.  If you have already submitted a green proxy card, you can still support your Fund by submitting the enclosed WHITE proxy card.

Sincerely yours,

The Board of Directors of Korea Equity Fund, Inc.

Enclosure

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN MANAGEMENT'S PROXY CARD TODAY!
●	If you hold your shares in a brokerage or bank account (in "street name"), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the enclosed WHITE proxy voting form.

●
Please do not send back any GREEN proxy cards that you receive, even to vote against the dissident nominee.  Doing so will cancel any prior vote you cast supporting your current Board and against the shareholder proposal (Proposal 3).  Please return only the WHITE proxy card.

●	If you have already returned the dissident shareholders' GREEN proxy card, you can still support your Board by returning the enclosed WHITE proxy card. Only your latest dated proxy card will count.